OFFICE OF THRIFT SUPERVISION
                             WASHINGTON, D.C. 20552


                                    FORM 8-K


                                 CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 Date of Report (Date of earliest event reported) March 4, 1998
                                            --------------
                           United Federal Savings Bank
                           ---------------------------
             (Exact name of registrant as specified in its charter)

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United States of America                    1291                      56-0380638
------------------------                    ----                      ----------
(State or other jurisdiction           (OTS file number)          (IRS Employer of
 of incorporation)                                                 Identification No.)


116 South Franklin Street, P.O. Box 1120, Rocky Mount, N.C.                27802
-----------------------------------------------------------                -----
(Address of principal executive offices)                                (Zip Code)


Registrant's telephone number, including area code                919-446-9191
                                                    ----------------------------------

                                 Not Applicable
                                 --------------
(Former name or former address, if changed since last report)

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UNITED FEDERAL SAVINGS BANK





ITEM 5.  OTHER EVENTS


On March 4, 1998, United Federal Savings Bank ("United Federal") executed a definitive agreement to be acquired by Triangle Bancorp, Inc., a bank holding company located in Raleigh, North Carolina. If the transaction is completed as proposed, United Federal shareholders will receive .63 shares of Triangle Bancorp, Inc. for each share of United Federal owned, subject to stipulations and limitations in how the exchange rate is to be computed at the Effective Time, as defined in the definitive agreement. The transaction is expected to be completed in September, 1998, and be reported as a "pooling of interest" for accounting purposes. The attached joint press release from United Federal and Triangle Bancorp, Inc. provides additional information and is incorporated by reference.




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[Triangle Logo appears here]
TRIANGLE BANCORP                                               P.O. Box 19178
                                           Raleigh, North Carolina 27619-9718

News Release
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                                                  For more information, contact:
                            Michael S. Patterson, Chairman, President and CEO or Debra L. Lee, Chief Financial Officer, Triangle Bank
                                                    at (919) 881-0455 in Raleigh
              or, John A. Barker, President and CEO, United Federal Savings Bank
                                                at (919) 446-9191 in Rocky Mount


FOR IMMEDIATE RELEASE:                                           March 4, 1998

                TRIANGLE BANCORP AND UNITED FEDERAL SAVINGS BANK
               ANNOUNCE EXECUTION OF DEFINITIVE MERGER AGREEMENT

         RALEIGH, NC...Triangle Bancorp, Inc. (Triangle) and United Federal Savings Bank (United) have executed a definitive merger agreement, announced Michael S. Patterson, chairman, president and CEO of Triangle. This completes the first phase of the merger, under the terms of which United Federal Savings Bank will be merged into Triangle's wholly-owned subsidiary, Triangle Bank. The transaction will be a tax-free stock for stock exchange of .63 shares of Triangle common stock for each share of United common stock, subject to adjustment as provided in the merger agreement.


         As of December 31, 1997, Triangle, headquartered in Raleigh, reported total assets of $1.6 billion, while United, headquartered in Rocky Mount, NC, reported total assets of $304 million.

         In a statmeent following the signing of the agreement, Mr. Patterson said, "We are pleased with the opportunity this merger gives us to expand our presence in several key markets and to enter four markets we do not serve at this time. We look forward to working with the staff of United to make this merger a success for everyone, especially the customers and communities served by both organizations."

         According to John A. Barker, president and CEO of United, "We are pleased to have moved to the next step in this transaction. Our customers can look forward to a broader

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range of banking services, as well as additional offices to serve their needs.
And, our stockholders will benefit from owning shares in a company which is listed on the New York Stock Exchange."


         It is anticipated that the completion of the merger will take place during the third quarter of 1998, subject to approval by the stockholders of United, as well as applicable regulatory agencies.


         Triangle is the holding company for Triangle Bank, which operates 56 offices in the Triangle area and across North Carolina; Bank of Mecklenburg, which serves the Charlotte market through 3 offices; and Coastal Leasing, an equipment leasing company headquartered in Greenville, NC. Triangle also has signed a definitive merger agreement to acquire Guaranty State Bank, a $104 million bank headquartered in Durham, NC. Pending approval by Guaranty's stockholders and applicable regulatory authorities, this merger should be completed during the second quarter of 1998.

                                      ###


NYSE Symbol -- TGL
www.trianglebank.com
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UNITED FEDERAL SAVINGS BANK

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   UNITED FEDERAL SAVINGS BANK
                                              (Registrant)


Date: March 4, 1998                John A. Barker                (S/S)
      --------------               ------------------------------
                                   John A. Barker
                                   President and Chief Executive Officer



Date: March 4, 1998                Robert C. White               (S/S)
      --------------               ------------------------------
                                   Robert C. White
                                   Senior Vice President and
                                   Chief Financial Officer